EXHIBIT 99.1

Old Line Bancshares, Inc. Reports a 16.03 Percent Increase in Six Month Net Income Available to Common Stockholders

BOWIE, Md., July 27, 2010 (GLOBE NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income available to common stockholders increased $137,390 or 16.03% to $994,631 for the six months ended June 30, 2010 from $857,241 for the six month period ended June 30, 2009. Earnings per basic and diluted common share were $0.26 for the six months ended June 30, 2010 and $0.22 for the same period in 2009. The 16.03% increase in net income available to common stockholders was primarily the result of a $971,581 increase in net interest income. This increase derived from the $27.1 million or 11.08% growth in average net loans and a 9 basis point increase in the net interest margin from 3.71% for the period ending June 30, 2009 compared to 3.80% for the period ending June 30, 2010. A $310,000 decrease in the provision for loan losses also contributed to the increase in net income available to common stockholders. These improvements were offset by a $574,658 decrease in non-interest revenue and a $970,318 increase in non-interest expense. Non-interest revenue declined during the six month period primarily because of an approximately $393,000 decline in rent and other revenue from our investment in Pointer Ridge Office Investment, LLC and a $157,917 decline in gain on sales of investment securities. During the first six months of 2009, Pointer Ridge produced $521,605 in rental income that is included in other fees and commissions. As we previously reported, approximately $300,000 of that amount derived from a non-recurring lease termination fee. The absence of the lease termination fee in 2010 and the subsequent loss of additional tenants in spaces that Old Line Bank and Pointer Ridge lease to tenants were the major causes of the decline in non-interest revenue. We also did not sell any investments during the six months ended June 30, 2010, which contributed to the decline in non-interest revenue. The two new branches that we opened in 2009 and the addition of the Greenbelt lending team, which joined us in December 2009, were the primary causes of the increase in non-interest expense. These increases were offset by a $112,000 decline in FDIC insurance.

For the three month period ended June 30, 2010, net income available to common stockholders increased 18.46% or $82,611 to $530,097 from $447,486 for the three month period ended June 30, 2009. Earnings per basic and diluted common share were $0.14 for the three month period ended June 30, 2010 compared to $0.12 for the three month period ended June 30, 2009. During the three month period ended June 30, 2010, net interest income increased $482,178 or 17.15% primarily as a result of a $26.2 million increase in average net loans outstanding. Non-interest revenue decreased $263,947 because in the three months ended June 30, 2009, we sold investments and recorded a gain of $157,917. For the same period in 2010, we did not sell any investments. Other fees and commissions declined $101,607 primarily because of the loss of tenants in spaces that we rent. Salaries, employee benefits, equipment, data processing and other operating expenses increased primarily because of increased operating expenses from the branches and the new Greenbelt lending team.

Mr. Cornelsen stated: "I am pleased to report continued profitability for the first six months of 2010. In an economic environment that remains challenging, we have kept our focus on our goal of becoming the premier community bank east of Washington, D.C. While it remains uncertain whether the economy will continue on its path towards recovery, it appears the economy may reach a sustainable recovery during late 2010 or early 2011, and we remain cautiously optimistic that our remaining borrowers will continue to stay current on their loans. The Greenbelt lending team that we hired in December 2009 was a major contributor to our success during the second quarter of 2010. They along with the rest of our team have worked diligently towards our goal. Relative to our peers, our asset quality remains strong. We have five non–accrual loans totaling $4.7 million and one property in other real estate owned in the amount of $223,169. We have accepted a contract from a buyer for purchase of this property. We anticipate that we will receive full repayment of all amounts due during the third or fourth quarter of 2010. On June 30, 2010, total non-performing assets were $4.9 million or 1.20% of total assets and we had no other loans past due 30 days or more."

Mr. Cornelsen continued "we are also very pleased to welcome Andre' Gingles to our board of directors. Andre' brings a wealth of knowledge to the Board, and we expect that his familiarity with Old Line Bank's target market areas will allow us to continue to enhance our franchise value and achieve our strategic objectives."

During the three and six month periods, we decreased our provision for loan losses because although the economy remains uncertain, it appears to have stabilized. We also believe that we have appropriately identified and allocated specific reserves to previously identified borrowers that represent increased risk or potential loss. At June 30, 2010, the allowance for loan losses was $2.7 million or 0.94% of gross loans as compared to $2.5 million or 0.93% of gross loans at December 31, 2009. Based on our history, internal analysis, ratio of non-performing assets, and the satisfactory historical performance of the loan portfolio, we believe the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland, one branch in Annapolis, Maryland, one branch in Crofton, Maryland and five additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Anne Arundel, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to the adequacy of our loan loss allowance, that our borrowers will continue to perform, that we will receive full repayment of all amounts due on other real estate owned, that we will continue to enhance our franchise value and achieve our strategic objectives, and that we have appropriately identified and allocated specific reserves to previously identified borrowers constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates", "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally, continued increases in the unemployment rate in our target markets, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Cash and due from banks	$6,164,751	$7,402,137
Interest bearing accounts	19,329,598	3,953,312
Federal funds sold	3,177,084	81,138
Total cash and cash equivalents	28,671,433	11,436,587
Time deposits in other banks	10,379,857	15,031,102
Investment securities available for sale	27,001,553	28,012,948
Investment securities held to maturity	24,572,928	5,806,507
Loans, less allowance for loan losses	285,819,888	265,008,669
Restricted equity securities at cost	2,747,650	2,957,650
Premises and equipment	17,187,953	17,326,099
Accrued interest receivable	1,162,564	1,055,249
Prepaid income taxes	28,458	--
Deferred income taxes	66,505	178,574
Bank owned life insurance	8,566,098	8,422,879
Other real estate owned	223,169	--
Other assets	1,781,510	1,982,262
Total assets	$408,209,566	$357,218,526

Liabilities and Stockholders' Equity
Deposits
Non-interest bearing	$53,408,446	$40,883,419
Interest bearing	265,370,631	245,464,373
Total deposits	318,779,077	286,347,792
Short term borrowings	33,790,253	16,149,939
Long term borrowings	16,413,098	16,454,067
Accrued interest payable	461,053	517,889
Income tax payable	--	175,543
Other liabilities	1,127,487	941,165
Total liabilities	370,570,968	320,586,395

Stockholders' equity
Common stock, par value $0.01 per share; authorized 15,000,000 shares;
issued and outstanding 3,880,005 in 2010 and 3,862,364 in 2009	38,800	38,624
Additional paid-in capital	29,101,030	29,034,954
Retained earnings	7,260,278	6,498,446
Accumulated other comprehensive income	597,282	368,880
Total Old Line Bancshares, Inc. stockholders' equity	36,997,390	35,940,904
Non-controlling interest	641,208	691,227
Total stockholders' equity	37,638,598	36,632,131
Total liabilities and stockholders' equity	$408,209,566	$357,218,526

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,

	2010	2009	2010	2009
Interest revenue
Loans, including fees	$ 4,045,643	$ 3,788,846	$ 7,998,999	$ 7,390,729
U.S. Treasury securities	--	2,374	--	7,230
U.S. government agency securities	36,142	84,269	90,697	187,190
Mortgage backed securities	398,261	256,443	673,477	524,364
Municipal securities	20,727	21,000	40,360	43,999
Federal funds sold	1,543	305	2,186	740
Other	71,487	74,097	158,213	175,030
Total interest revenue	4,573,803	4,227,334	8,963,932	8,329,282
Interest expense
Deposits	999,436	1,156,871	1,974,365	2,346,255
Borrowed funds	281,189	259,463	554,733	519,774
Total interest expense	1,280,625	1,416,334	2,529,098	2,866,029
Net interest income	3,293,178	2,811,000	6,434,834	5,463,253
Provision for loan losses	170,000	250,000	240,000	550,000
Net interest income after provision for loan losses	3,123,178	2,561,000	6,194,834	4,913,253

Non-interest revenue
Service charges on deposit accounts	78,411	72,665	153,231	144,854
Gains on sales of investment securities	--	157,917	--	157,917
Earnings on bank owned life insurance	83,985	94,154	170,108	187,615
Other fees and commissions	108,657	210,264	240,603	648,214
Total non-interest revenue	271,053	535,000	563,942	1,138,600
Non-interest expense
Salaries	1,130,944	938,930	2,296,359	1,775,987
Employee benefits	317,803	215,422	667,938	517,846
Occupancy	319,051	234,125	652,457	466,306
Equipment	99,152	82,516	206,028	162,394
Data processing	105,074	81,654	199,500	156,991
FDIC insurance and State of Maryland assessments	115,553	259,531	230,668	342,302
Other operating	522,337	460,070	1,051,746	912,552
Total non-interest expense	2,609,914	2,272,248	5,304,696	4,334,378

Income before income taxes	784,317	823,752	1,454,080	1,717,475
Income taxes	270,063	272,787	500,132	554,902
Net Income	514,254	550,965	953,948	1,162,573
Less: Net Income (loss) attributable to the noncontrolling interest	(15,843)	907	(40,683)	100,188
Net Income attributable to Old Line Bancshares, Inc.	530,097	550,058	994,631	1,062,385
Preferred stock dividends and discount accretion	--	102,572	--	205,144
Net income available to common stockholders	$ 530,097	$ 447,486	$ 994,631	$ 857,241

Basic earnings per common share	$ 0.14	$ 0.12	$ 0.26	$ 0.22
Diluted earnings per common share	$ 0.14	$ 0.12	$ 0.26	$ 0.22
Dividend per common share	$ 0.03	$ 0.03	$ 0.06	$ 0.06
CONTACT:  Old Line Bancshares, Inc.
          Christine M. Rush, Chief Financial Officer
          (301) 430-2544